Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ALSIDE, INC.

This Certificate of Amendment is being executed and filed by the undersigned, as an authorized officer of Alside, Inc. (the “Corporation”), to amend the Certificate of Incorporation of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware. It is hereby certified by the undersigned, solely in his or her capacity as an authorized officer of the Corporation, that:

1.	The name of the Corporation is Alside, Inc.

2.	The certificate of incorporation of the Corporation is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

“FIRST: The name of the corporation shall be:

ASSOCIATED MATERIALS FINANCE, INC.”

3.	The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation of the Corporation as of the 28th day of October, 2009.

By:	/s/ Stephen E. Graham
	Name:	Stephen E. Graham
	Title:	Vice President – Chief Financial Officer, Treasurer and Secretary

Certificate of Amendment of

Certificate of Incorporation of Alside, Inc.